1. Name and Address of Reporting Person
   Lee, Joe R.
   Darden Restaurants, Inc.
   5900 Lake Ellenor Drive
   Orlando, FL 32809
2. Issuer Name and Ticker or Trading Symbol
   Tupperware Corporation (TUP)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   6/2001
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       06/30/2001 J <F1>  V     183         A      $23.1500   16863            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $9.11                                                05/10/2010 Common                      2000     D
                                                                               Stock
Stock Option   $11.375                                              05/10/2009 Common                      2000     D
                                                                               Stock
Stock Option   $11.78   06/05/2001 J <F2>    1000        12/29/2001 06/04/2011 Common  1000     $0.0000    1000     D
                                                                               Stock
Stock Option   $13.95                                               05/07/2008 Common                      2000     D
                                                                               Stock
Stock Option   $20                                                  05/05/2007 Common                      2000     D
                                                                               Stock
Stock Option   $30.25                                               12/28/2006 Common                      1000     D
                                                                               Stock

Explanation of Responses:

<F1>
Shares issued for a portion of annual retainer under the issuer's Director Stock Plan in transaction exempt under Rule 16b-3(d).
<F2>
Stock option grant to reporting person under the issuer's Director Stock Plan in transaction exempt under Rule 16b-3(d).

SIGNATURE OF REPORTING PERSON
/s/ Joe R. Lee

DATE
09/11/2001